Exhibit 99.1

1ST COLONIAL BANCORP, INC.

For Immediate Release

For more information, contact

Gerry Banmiller at 856-858-1100

PRESS RELEASE

1ST COLONIAL BANCORP REPORTS INCREASES IN NET INCOME, ASSETS, AND LOANS.

Collingswood, New Jersey; February 18, 2005 – 1st Colonial Bancorp, Inc. (OTC:FCOB), the holding company for 1st Colonial National Bank, today announced that its total assets and loans at December 31, 2004 had increased by 15.2% and 16.2%, respectively, since December 31, 2003.  It also reported that for the year ended December 31, 2004, it had net income of $625,000, representing a $125,000 or 25.0% increase over the prior year.  Gerry Banmiller, the President and Chief Executive Officer of 1st Colonial, said “the success of our public offering that closed in April, 2004 has enabled the bank to continue to grow.  The Bank continues to actively explore branching opportunities in the counties surrounding its main office.  As a leading community bank in our market area, we intend to continue to strive to meet the banking needs of our local businesses and residents.”

The Bank also announced that at its regularly scheduled meeting of January 19, 2005, the Board of Directors voted to declare a five percent stock dividend to the corporation’s shareholders.  The dividend will be distributed on all issued and outstanding shares of common stock held of record as of April 1, 2005, and is payable on April 15, 2005.  “2004 was a very important year for us in terms of growth,” said Mr. Banmiller.  “We thank our shareholders very much for their support throughout the year, especially in connection with our 2004 stock offering, and have declared this stock dividend as a token of our appreciation.”

At December 31, 2004, 1st Colonial reported $136.0 million in assets and $77.6 million in loans.  These amounts reflect an increase of $17.9 million in assets and $10.8 million in loans from December 31, 2003.

1st Colonial also reported a 14.6% increase in net interest income.  Net interest income was $4.0 million for the year ended December 31, 2004 compared to $3.5 million for the comparable period ended December 31, 2003.  According to Gerry Banmiller, the Bank was able to grow its loan portfolio due to the strong relationships it has with its borrowers.

Despite 1st Colonial’s 25.0% increase in net income for the year ended December 31, 2004 compared to the comparable period in 2003, its diluted earnings per share decreased to $0.31 for 2004 from $0.35 for the prior period.  This decrease was due primarily to the issuance of 828,000 additional shares of common stock in 1st Colonial’s public offering, which was completed in April 2004.

Highlights as of December 31, 2004 and December 31, 2003, and comparing the year ended December 31, 2004 to the year ended December 31, 2003 include the following (dollars in thousands, except per share data):

	At December 31, 2004	At December 31, 2003	$ increase/ (decrease)	% increase/ (decrease)

Total Assets	$135,995	$118,072	$17,923	15.2%
Total Loans	77,630	66,831	10,799	16.2%
Total Deposits	111,186	104,323	6,863	6.6%
Shareholders’ Equity	17,399	9,551	7,848	82.2%

	For the Year Ended		$ increase/ (decrease)	% increase/ (decrease)
	December 31, 2004	December 31, 2003

Net Interest Income	$4,033	$3,520	$513	14.6%
Provision for Loan Losses	218	225	(7)	(3.1)%
Other Income	301	299	2	0.7%
Other Expense	3,107	2,759	348	12.6%
Net Income	625	500	125	25.0%
Earnings Per Share, Diluted	0.31	0.35	(0.04)	(11.4)%

Key Financial Ratios	As of or for the year ended 12/31/04	As of or for the year ended 12/31/03
Return on average assets	0.49%	0.48%
Return on average equity	4.05%	5.39%
Net interest margin	3.32%	3.55%
Efficiency ratio (1)	71.69%	72.24%
Non-interest income/operating revenue	6.95%	7.83%
Non-performing assets/assets	0.02%	0.00%
Net charge offs/average loans	0.02%	0.05%
Allowance for loan losses/loans	1.25%	1.15%

(1) Efficiency ratio is total other expense divided by the sum of net interest income and total other income.

1st Colonial National Bank is a locally managed community bank located in Collingswood, New Jersey.  The Bank strives to offer highly personalized service combined with extended lobby and drive-through hours, and low fees and charges.  The Bank services consumers as well as small- to mid-sized businesses.  Services include free personal checking, savings, money market and certificates of deposit accounts.  In addition, the bank offers consumer and commercial loans, lines of credit, home equity loans, ATM cards, debit cards, free internet banking and free telephone banking.

This Release contains forward-looking statements.  These statements are not historical facts and include statements about management’s strategies and expectations about programs, products, and opportunities.  Such forward-looking statements involve certain risks and uncertainties.  Because of such risks and uncertainties, actual results and performance may be materially different from results indicated by these forward-looking statements.  Factors that might cause a difference include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the bank’s operations, pricing, products and services.  More detailed information concerning 1st Colonial’s financial condition and results of operations can be found in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.  These reports can be accessed over the Internet at www.sec.gov.  More information on 1st Colonial can be found online at www.1stColonial.com or by telephoning 1st Colonial’s main branch at 856-858-1100.